Exhibit 10.2

[on headed paper of]

Sace Simest

gruppo cdp

Financing and Co-financing for the implementation of a programme to break into foreign markets

KALEYRA S.P.A.

To be sent by certified email to the following address: kaleyra@legalmail.it

Outcome of Application – Agreement Proposal – Special Conditions

In this document any term that is not otherwise defined shall have the meaning assigned to it in the General Conditions.

Simest trans. no. 10782/IM/FP

Financing and Co-financing approved: €3,000,000.00

Ref. RNA – COR: 5008934

Application received on 22 September 2020

With regard to the aforesaid transaction, we hereby inform you that in the meeting held on 31 March 2021 the Subsidies Committee resolved to grant the Financing and Co-financing for a total amount of €3,000,000.00, of which €421,876.65 applying to the Fund for Integrated Promotion (non-refundable Co-financing) and €2,578,123.35 to the Fund 394/81 (Financing), with regard to a programme of the same amount to be implemented in the United States at the following conditions:

1.	Description of the initiative

Structure upgrade – direct management;

premises: rented office (USA);

foreign staff: 14 resources.

2.	Guarantees to be provided: exempt by virtue of the request made pursuant to Article 48(2)(d) of Italian Decree Law 34 of 19 May 2020.

3.	Conditions precedent

    for the first Disbursement:

a.	true copy of the original rental contract for the premises

b.

statutory declaration of the amounts granted pursuant to Section 3.1 of the Temporary Framework compiled in all its parts and digitally signed by the official representative, at the following link https://www.simest.it/docs/default-source/simest/documenti-pagine-prodotto-simest/dichiarazione-sostitutiva-per-l’erogazione-del-
cofinziamento-a-fondo-perduto-in-tf.docx.

These conditions must be met within 3 (three) months of the Completion Date, under penalty of revocation of the Financing and the Co-financing.

SIMEST SPA
Società italiana per le imprese all’estero	Fully paid-in share cap €164,646,231.88
Corso Vittorio Emanuele II, 323 00186 Rome	Registered in the Rome Comp. Reg.
T + 39 06 686351 F + 39 06 68635220	Tax Code and VAT No. 04102891001	Company subject to the management
Certified email address: simest@legalmail.it	Reg. Rome Ch. Comm. at REA no. 730445	and coordination of SACE Spa

for the second Disbursement:

a.	delivery, within 25 (twenty-five) months of the Completion Date, digitally signed by the official representative using the SIMEST Portal.

1)	Account of all the expenses incurred;

2)	Final report on the activity performed within the programme and on the promotional results achieved;

3)	Declaration on the necessity of the lump-sum expenses to the programme and description of use.

b.	the expenses incurred and accounted for must be at least equal to 40% of the total of Classes 1 and 2 of the “programme schedule”.

4.	Interest rates:

Subsidised Rate: 0.055%

Reference Rate: 0.55%

5.	De minimis subsidy: €132,333.00

6.	Aid pursuant to Section 3.1 of the Temporary Framework on State Aid Measures €421,876.65

7.	Procedures for disbursement of the Financing

For the first Disbursement. SIMEST shall disburse by way of advance 50% of the pro rata amount of the Financing and, where provided, of the approved Co-financing referring to expense classes I and II, within 30 (thirty) days of satisfaction of the conditions precedent.

For the second Disbursement. SIMEST shall disburse pro rata on the Financing and, where provided, on the Co-financing the balance of the amount accounted for in respect of the class I and II expenses incurred and the share of the lump-sum expenses equal to a maximum of 20% of the total class I and II expenses accounted for within thirty days of the successful satisfaction of the related conditions precedent and in any case within 29 (twenty-nine) months of the Completion Date.

The effective percentage of the maximum share of 20% that can be recognised as a lump-sum, is determined by comparing the amount of the accounted class I and II expenses to the amount of the expenses of the same classes approved by the Committee and applying this ratio to the aforesaid maximum share of 20%.

8.	Communications

All communications between SIMEST and the Company shall be sent:

(i)	to SIMEST:
SIMEST S.p.A.
Certified email: simest@legalmail.it

(ii)	to the Company:
KALEYRA S.p.A.
kaleyra@legalmail.it

It is reminded that:

-

the Financing granted is subject to the “de minimis” rule, set out in Regulation (EU) 1407/2013 of 18 December 2013 on the application of Articles 107 and 108 of the Treaty on the Functioning of the European Union to de minimis aid, published in the OJEU L352 of 24 December 2013;

-

the Co-financing granted is subject to European Commission Communication C(2020) 1863 final “Temporary Framework for State aid measures to support the economy in the current COVID-19 outbreak” and subsequent amendments and supplements (“Temporary Framework”).

The Application, the General Conditions together with these Special Conditions and Attachment A) “programme schedule”, form an integral part of the Agreement and are to be considered set out here in full and accepted even if not attached to the Agreement, together with Circular no. 1/394/2020 (the “Circular”) the contents of which are well known to the Company.

That said, you are kindly requested to accept our agreement proposal by and no later than 30 days of the date of receipt of this communication:

-	by downloading the Agreement Acceptance document from the SIMEST Portal, without amending it in any way;

-	having the Agreement Acceptance document digitally signed by the official representative who signed the Application Form and the General Conditions of Contract;

-	sending the digitally signed Agreement Acceptance document through the SIMEST Portal.

If SIMEST does not receive your acceptance by that deadline, the proposal shall be considered without effect.

On the date that SIMEST receives your acceptance in accordance with the above terms, the Financing Agreement shall be considered completed and that date shall be the Completion Date.

Yours faithfully,

SIMEST SpA

Encl. Programme Schedule

Programmes to break into foreign markets

PROGRAMME SCHEDULE

Countries of destination:	Target development countries:
United States of America	//

Class 1(I)
Structure functioning expenses	Expected expenditure (two-year period)
	Amount (€)%
1. Structure expenses
1.1 Premises/Equipment	135,000.00	4.50
1.2 Management	0.00	0.00
2. Staff expenses
2.1 Staff exclusively abroad	1,942,000.00	64.73
2.2 Staff travel abroad	0.00	0.00

TOTAL CLASS 1	2,077,000.00	69.23

Class 2
Expenses for promotional activities	Expected expenditure (two-year period)
	Amount (€)%
3. Training	0.00	0.00
4. Consultancy	240,000.00	8.00
5. Promotional expenses	183,000.00	6.10

TOTAL CLASS 2	423,000.00	14.10

TOTAL CLASS 1 + CLASS 2	2,500,000.00	83.33

Lump-sum share
Lump-sum expenditure	Amount (€)
Max 20% of total class 1 + class 2	500,000.00
GENERAL TOTAL PROGRAMME (II)	3,000,000.00

(I)

-	The planned Class 1 expenditure must be at least equal to 50% of the Class 1 + Class 2 Total;

-

In the final phase the expenses accounted must be at least equal to 40% of the Class 1 + Class 2 Total, with the understanding that in order to be eligible the Class 1 expenses must represent at least 50%.

(II)

In the final phase all the expenses incurred must be accounted for.